Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
March 5, 2010	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Recommends Rejection of Below-

Market-Price Mini-Tender Offer by TRC Capital

NEW YORK — Verizon Communications Inc. (NYSE:VZ) has recently learned of an unsolicited “mini-tender offer” made by TRC Capital Corp. to Verizon shareholders to purchase up to 3 million shares of Verizon stock at $28 per share.

Verizon, which is not associated in any way with TRC or this offer, recommends against shareholders tendering their shares to TRC because the offer price is below the current market price for Verizon shares. Verizon urges investors to obtain current market quotations for their shares, consult with their broker or financial adviser, and exercise caution with respect to TRC’s offer. Verizon shares closed yesterday at $29.27 on the New York Stock Exchange (NYSE).

Verizon currently has more than 2.8 billion shares outstanding, and the offer represents approximately one-tenth of 1 percent of shares outstanding. So-called “mini-offers” are designed to seek less than 5 percent of a company’s outstanding shares in order to fall below the

Verizon News Release, page 2

threshold of various investor protections provided by U.S. securities law. The Securities and Exchange Commission (SEC) has issued an investor alert (see www.sec.gov/investor/pubs/minitend.htm), noting that in making these offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”

Verizon shareholders who have already tendered their shares may withdraw their shares by providing notice in the manner described in the TRC documents.

Verizon refers broker/dealers and other market participants in the dissemination of TRC’s offer to the SEC’s recommendations to broker/dealers at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm, and to Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, regarding the dissemination of mini-tender offer materials, which can be found at the NYSE’s Website, www.nyse.com.

Verizon requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 91 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of approximately 222,900 and last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.